                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
================================================================================


                                     FORM 15

             Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
             or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                                                 Commission File No. 333-47345



                          DAILEY ENERGY SERVICES, INC.
                     DAILEY INTERNATIONAL SALES CORPORATION
                         COLUMBIA PETROLEUM SALES CORP.
                     INTERNATIONAL PETROLEUM SERVICES, INC.
               DAILEY ENVIRONMENTAL REMEDIATION TECHNOLOGIES, INC.
                        DAILEY WORLDWIDE SERVICES, CORP.
                        AIR DRILLING INTERNATIONAL, INC.
                           AIR DRILLING SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

                               2507 NORTH FRAZIER
                               CONROE, TEXAS 77303
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)




       SUBSIDIARY GUARANTEE OF 9 1/2% SENIOR NOTES DUE 2008, SERIES B, of
                            DAILEY INTERNATIONAL INC.
            (Title of each class of securities covered by this Form)


                                      NONE
            (Title of all other classes of securities to which a duty
             to file reports under section 13(a) or 15(d) remains)



         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)            [ ]      Rule 12h-3(b)(1)(ii)           [ ]
Rule 12g-4(a)(1)(ii)           [ ]      Rule 12h-3(b)(2)(i)            [ ]
Rule 12g-4(a)(2)(i)            [ ]      Rule 12h-3(b)(2)(ii)           [ ]
Rule 12g-4(a)(2)(ii)           [ ]      Rule 12h-3(b)(2)(ii)           [ ]
Rule 12h-3(b)(1)(i)            [X]      Rule 15d-6                     [X]

                Approximate number of holders of record as of the
                        certification or notice date: one
================================================================================

         Pursuant to the requirements of the Securities Exchange Act of 1934, each of the above registrants has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                             DAILEY ENERGY SERVICES, INC.
                             DAILEY INTERNATIONAL SALES CORPORATION
                             COLUMBIA PETROLEUM SALES CORP.
                             INTERNATIONAL PETROLEUM SERVICES, INC.
                             DAILEY ENVIRONMENTAL REMEDIATION TECHNOLOGIES, INC. DAILEY WORLDWIDE SERVICES, CORP.
                             AIR DRILLING INTERNATIONAL, INC.
                             AIR DRILLING SERVICES, INC.



DATE:  April 12, 1999        By: /s John Beard
                                -----------------------------------------------
                                                   John Beard
                                           Authorized Officer and Signatory